BBQ HOLDINGS COMPLETES ACQUISITION

OF VILLAGE INN AND BAKERS SQUARE

MINNETONKA, MN (July 30, 2021) – BBQ Holdings, Inc., the multi-brand restaurant company behind fan-favorite restaurant concepts such as Famous Dave’s and Granite City Food & Brewery, announced today it has completed the acquisition of Village Inn, a family restaurant concept with 21 company-owned restaurants and 114 franchised restaurants, and Bakers Square, a pie and comfort food concept with 12 company-owned restaurants.

Since 1958, guests have visited Village Inn because they can enjoy great-tasting food and extra-friendly service in a clean and comfortable family-friendly environment. Their breakfast heritage remains made-from-scratch buttermilk pancakes, eggs cooked any-style and a pot of hot coffee on every table. With over six decades of service, corporate and franchise restaurants are located in 18 states.

Bakers Square began in the early 1970’s as an independent restaurant in Des Moines, Iowa, serving soups, sandwiches and–as it happens–some of the most incredible pies anyone in the area had ever tasted. Today, Bakers Square continues to serve customers across the upper Midwest, still maintaining the charm and friendly appeal of that original restaurant in Iowa. Bakers Square also has the distinction of having the most awarded pies in America. Bakers Square pies have placed first in the America Pie Council National Pie Championships over 300 times, hence its proudly earned claim that Bakers Square serves The Best Pie in America®.

“I am elated to welcome the Village Inn and Baker’s Square teams into the family,” said Jeff Crivello, BBQ Holdings’ CEO. “Village Inn and Bakers Square are wonderful additions that will only strengthen our portfolio of restaurants and support center teams. I want to thank the franchise partners, restaurant teams, and leadership who have worked tirelessly to build these concepts into the brands they are today. I’m eager to begin forging a new growth path for both concepts. I know I speak for everyone at BBQ Holdings when I say we can’t wait to get to work doing so.”

“Today marks the end of an amazing journey and the beginning of an exciting new chapter for these great brands,” said VIBSQ, LLC CEO Craig Barber. “I am proud of everything our leadership and operational teams have accomplished over the last three years to build on the legacy of these fantastic concepts and, in turn, make them valuable acquisition targets. The strong foundation we’ve built will allow BBQ Holdings to take Village Inn and Bakers Square to new heights, and I look forward to seeing that happen. We all wish BBQ Holdings and the team at Village Inn & Bakers Square the very best in the days ahead.”

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About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants. As of July 30, 2021 BBQ Holdings had four brands with 282 "brick and mortar" locations in three countries, including 85 company-owned and 197 franchise-operated restaurants. In addition to these locations, the Company opened eight Company-owned Famous Dave's ghost kitchens operating within its Granite City locations, and 17 Famous Dave's franchisee ghost kitchens operating out of the kitchen of another restaurant location or a shared kitchen space. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the "art and science" of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark's award-winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings acquired the Granite City Food & Brewery band which offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine. Village Inn and Bakers Square are the most recent additions to the company and add a legendary Family Dining element to BBQ Holdings.

About Village Inn

Since 1958, guests have visited Village Inn because they can enjoy great-tasting food and extra-friendly service in a clean and comfortable family-friendly environment. Our breakfast heritage remains our made-from-scratch buttermilk pancakes, eggs cooked any-style and a pot of hot coffee on every table.

With over six decades of service behind us, we have corporate and franchise restaurants located in the Rocky Mountain region, the Midwest, Arizona and Florida, among other states. While our business has grown and changed to include home-style lunches and dinners, we have not forgotten what made us a family tradition—providing good food and good feelings at a reasonable price.

About Bakers Square

Bakers Square began in the early 1970’s as an independent restaurant in Des Moines, Iowa, serving soups, sandwiches and–as it happens–some of the most incredible pies anyone in the area had ever tasted. The fresh baked double crust fruit pies, cream and meringue pies that this little restaurant turned out day in and day out soon built a reputation that reached as far away as Minneapolis.

Today, Bakers Square has grown into a network of restaurants across the upper Midwest that, in many ways, still maintains the charm and friendly appeal of that original restaurant in Iowa. For breakfast, lunch, dinner–or one of our award-winning pies–our guests know Bakers Square is a comfortable and inviting place to relax, celebrate, or simply reward themselves with something special.